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                                                                    EXHIBIT 99.1

                    PINNACLE AIRLINES RELEASES AUGUST TRAFFIC

MEMPHIS TENN. (SEPTEMBER 8, 2004) Pinnacle Airlines, Inc. (NASDAQ: PNCL) released its passenger and traffic levels for August 2004 today.

In August, Pinnacle operated 395.2 million Available Seat Miles (ASMs), an increase of 60.9% over August 2003 levels. Revenue Passenger Miles (RPMs) grew 60.9% to 283.3 million. The airline transported 606,513 Customers during the month, 43.6% more than the same period last year.

Additionally, Pinnacle accepted delivery of 2 new Canadair Regional Jets during the calendar month of August bringing its total fleet to 105 CRJs on August 31. Pinnacle has taken delivery of 29 aircraft between January 1, 2004 and August 31, 2004.

                               AUGUST 2004 TRAFFIC

                                    2004               2003            CHANGE
     ASMs (000)                  395,158            245,587             60.9%
     RPMs (000)                  283,287            176,106             60.9%
     Load Factor                    71.7%              71.7%             0.0
     Passengers                  606,513            422,346             43.6%

                              YEAR-TO-DATE TRAFFIC

                                    2004               2003            CHANGE
     ASMs (000)                2,578,908          1,636,130             57.6%
     RPMs (000)                1,811,239          1,090,956             66.0%
     Load Factor                    70.2%              66.7%             3.5
     Passengers                4,074,160          2,821,611             44.4%


Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs more than 2,600 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.


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